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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 1-13486
                                                                         -------

                          JOHN Q. HAMMONS HOTELS, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

  300 JOHN Q. HAMMONS PARKWAY, SUITE 900, SPRINGFIELD, MO 65806 (417) 864-4300
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      CLASS A COMMON STOCK, PAR VALUE $0.01
                      -------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place and X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [x]                  Rule 12h-3(b)(1)(i)     [x]
Rule 12g-4(a)(1)(ii)       [ ]                  Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)        [ ]                  Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)       [ ]                  Rule 12h-3(b)(2)(ii)    [ ]
                                                Rule 15d-6              [ ]

     Approximate number of holders of record as of the certification or notice date: 2
     ---

     Pursuant to the requirements of the Securities Exchange Act of 1934 John Q. Hammons Hotels, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 19, 2005     By: /s/ Jonathan Eilian
       -----------------         -----------------------------------------------
                              Name: Jonathan Eilian
                                    --------------------------------------------
                              Title: President
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